Exhibit (e)(14)

ALLIANCE FIBER OPTIC PRODUCTS, INC.

2000 STOCK INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK UNIT GRANT

You (“Grantee”) have been granted the following number of restricted stock units (“RSUs”) of ALLIANCE FIBER OPTIC PRODUCTS, INC. (the “Company”) under the Company’s 2000 Stock Incentive Plan (the “Plan”):

Grant Number:	016
Name of Grantee:	Peter C. Chang
Total Number of RSUs Granted:	Two Hundred Forty Thousand (240,000)
Grant Date:	April 02, 2015
Vesting Commencement Date:	May 01, 2015
Vesting Schedule:

Four years. One fourth (1/4) of the shares subject to the RSU shall vest in the holder thereof on the one-year anniversary of the Vesting Commencement Date and an additional one fourth (1/4) of the shares subject to the RSU shall vest in the holder thereof at the end of each full year thereafter. In addition, this RSU is subject to special acceleration of vesting upon the occurrence of a Change of Control defined below, or in the event of the termination of Peter Chang’s service due to the death or due to involuntary discharge of current positions, all RSUs will immediately vest and the holder of this RSU has the rights of one hundred percent (100%) of shares.

Change of Control: For purposes of the foregoing a “Change of Control” shall be deemed to have occurred if (i) the Company sells or otherwise disposes of all or substantially all of its assets; (ii) there is a merger or consolidation of the Company with any other corporation or corporations, if the shareholders of the Company, as a group, do not hold, immediately after such event, more than 50% of the voting power of the surviving or successor corporation; or (iii) a person or entity (exclusive of persons who are now officers and directors of the Company), including any “person” as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes the “beneficial owner” (as defined in the Exchange Act) of capital stock of the Company representing 40% or more of the combined voting power of the voting securities of the Company.

By Grantee’s signature and the signature of the Company’s representative below, Grantee and the Company agree that these RSUs are granted under and governed by the term and conditions of the Plan and the Restricted Stock Unit Agreement, which are attached to and made a part of this Notice of Restricted Stock Unit Grant (“Notice of Grant”).

By signing this Notice of Grant, Grantee further agrees that the Company may deliver by e-mail all documents relating to the Plan or this award (including without limitation, prospectuses required by the U.S. Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements).  Grantee also agrees that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company.  If the Company posts these documents on a website, it will notify Grantee by e-mail.

GRANTEE:	ALLIANCE FIBER OPTIC PRODUCTS, INC.

/s/ Peter C. Chang	By:	/s/ Peter C. Chang
Grantee’s Signature		CEO, Peter C. Chang